Exhibit 2.2

AMENDMENT NO. 1

TO THE

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of January 31, 2022, is entered into by and among Stran & Company, Inc., a Nevada corporation ("STRAN”), or a designated affiliate of STRAN (either being referred to as “Buyer”), G.A.P. PROMOTIONS, LLC, a Massachusetts limited liability company (“Seller”), and Gayle Piraino and Stephen Piraino (the “Members”, and each individually, a “Member”).

RECITALS

A. The Buyer, the Seller and the Members have previously entered in that certain Asset Purchase Agreement, dated January 21, 2022 (the “Asset Purchase Agreement”).

B. The parties hereto desire to amend the Asset Purchase Agreement as set forth herein.

C. Pursuant to Section 7.2 of the Asset Purchase Agreement, the Asset Purchase Agreement may be amended by the Parties only by an instrument in writing signed on behalf of the Buyer, the Seller and the Members.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Asset Purchase Agreement.

2. Amendment.

a. Section 1.4(b)(ii) as set forth in the Asset Purchase Agreement shall be amended and restated in its entirety to read as follows:

(i) Equity Payment. At the Closing, the Buyer shall issue to the Seller a number of shares of STRAN common stock that is equal to the quotient of One Hundred Thousand Dollars ($100,000) divided by the closing price of the STRAN common stock at the close of the last trading date prior to the date of this Agreement (the “Buyer Shares”). The Buyer Shares shall be issued under a separate restricted stock grant agreement in a form that is mutually agreed upon and shall vest over a one (1) year period (1/4 per quarter) beginning the first quarter after the Closing Date. The Buyer Shares will be issued according to applicable regulatory and compliance requirements. The Buyer Shares shall be restricted securities (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection their issuance;

3. Effect of Amendment. Except as amended as set forth above, the Asset Purchase Agreement shall continue in full force and effect. In the event of a conflict between the provisions of this Amendment and the Asset Purchase Agreement, this Amendment shall prevail and govern.

4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5. Governing Law; Venue. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts without regard to conflict of law principles thereof. Any dispute shall be resolved in the state or federal courts located in the Commonwealth of Massachusetts. The provisions of this Section 5 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BUYER:		SELLER:

By:	/s/ Andy Shape	By:	/s/ Gayle A. Piraino
Name:	Andy Shape	Name:	Gayle A. Piraino
Title:	Chief Executive Officer	Title:	Manager

2 Heritage Drive, Suite 600		1 Washington Street
Quincy, MA 02171		Gloucester, MA 01930
Attn: Andy Shape		Attention: Gayle Piraino
email: andyshape@stran.com		Email: gayle.piraino@gappromo.com

with a copy, which shall not constitute notice to Buyer, to:		with a copy, which shall not constitute notice to Seller, to:

BEVILACQUA PLLC		Archstone Law Group, P.C.
1050 Connecticut Avenue, NW		Attn: Arlene R. Schuler, Esq.
Suite 500		57 Wells Avenue, Suite One
Washington, DC 20036		Newton MA 02459
Attention: Louis A. Bevilacqua, Esq.		Email: aschuler@archstonelaw.com
Email: lou@bevilacquapllc.com

MEMBERS:

/s/ Gayle Piraino	/s/ Stephen Piraino
Gayle Piraino	Stephen Piraino

Email: gayle.piraino@gappromo.com	Email: Steveandjeff@mac.com

with a copy, which shall not constitute notice to the Members, to:	with a copy, which shall not constitute notice to the Members, to:

ARCHSTONE LAW GROUP, P.C.	ARCHSTONE LAW GROUP, P.C.
57 Wells Ave., Suite One	57 Wells Ave., Suite One
Newton, MA 02459	Newton, MA 02459
Attn: Arlene R. Schuler, Esq.	Attn: Arlene R. Schuler, Esq.

Email: aschuler@archstonelaw.com	Email: aschuler@archstonelaw.com